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                                                                   EXHIBIT 10.8

                           FOURTH AMENDMENT TO AMENDED
                               AND RESTATED LEASE

        This Fourth Amendment to Amended and Restated Lease Agreement (the "Fourth Amendment") is made as of this 22nd day of September, 1993 by and between WRC Properties, Inc. (the "Landlord") and MediQual Systems, Inc. (the "Tenant").

        WHEREAS, Landlord and Tenant have heretofore executed a certain Lease Agreement dated July 21, 1986, which Lease Agreement has been amended by (i) that certain First Amendment (the "First Amendment") dated September 22, 1987
(ii) that certain Second Amendment to Amended and Restated Lease (the "Second Amendment") dated July, 1989 and (iii) that certain Third Amendment to Amended and Restated Lease (the "Third Amendment") dated December 31, 1990 (said Lease Agreement as amended by the First Amendment, the Second Amendment and the Third Amendment is hereafter collectively the "Lease") pursuant to which the Tenant has leased from Landlord the aggregate amount of 20,689 rentable square feet of space in the building (the "Building") known as Building Two in the Westborough Office Park located at 1900 West Park Drive, Westborough, MA;

        WHEREAS, Landlord and Tenant have agreed that Tenant shall be permitted to expand the Premises and to lease an additional 8,780 rentable square feet of area shown on Exhibit A to this Fourth Amendment (the "4th Amendment Space") beginning on the "4th Amendment Space Commencement Date" (as hereafter defined) upon and subject to the terms, covenants and provisions of the Lease as amended hereby for the balance of the Term of the Lease as it was extended pursuant to the Third Amendment;

        WHEREAS, Landlord and Tenant have agreed to enter into this Fourth Amendment to reflect the foregoing and to otherwise modify and amend the Lease reflecting the increase in the size of the Premises demised under the Lease as a result of the addition of the 4th Amendment Space and to otherwise modify and amend the Lease, as hereinafter set forth;

        NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Landlord and the Tenant hereby agree as follows:

        1. Changes in Basic Lease Provisions. Effective as of the 4th Amendment Space Commencement Date, the Lease shall be deemed amended in the following respects:

           (a) Basic Rent per annum payable under the Lease shall be increased and adjusted by the annual amount of $127,310.00 payable in equal monthly installments of $10,609.17 (the "4th Amendment Space Rent"). The 4th Amendment Space Rent shall be prorated for any partial calendar month in which the 4th Amendment Space Commencement Date shall fall and be
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               payable in advance and in addition to the Basic Rent applicable to the balance of the Premises as provided in the Lease and shall be payable on the dates and in the manner required by the Lease as to all other payments of Basic Rent without offset, deduction, abatement or demand;

           (b) The definition of the term "Premises Rentable Area" shall be deemed increased and adjusted by the 8,780 rentable square feet contained in the 4th Amendment Space. From and after the 4th Amendment Space Commencement Date the "Premises" demised under the Lease as amended shall be 29,469 rentable square feet (which excludes any other space presently leased to Tenant on a tenancy-at-will basis);

           (c) The definition of the term "Escalation Factor" shall be deemed increased and adjusted to be 33.35% and accordingly, monthly payments on account of Operating Expenses and Taxes shall be increased;

           (d) The definition of the term "Premises" shall be deemed amended by adding the space described in Exhibit A to this Fourth Amendment to the Premises for all purposed under the Lease;

           (e) With the exception of Section 4.5, the provisions of Article IV of the Lease shall not apply to the 4th Amendment Space and Landlord's sole obligation with respect to improvements in and to the 4th Amendment Space shall be as provided in paragraph 2 of this Fourth Amendment. It is agreed that Section 4.5 shall apply to the 4th Amendment Space;

           (f) The provisions of paragraph (5) of the Third Amendment entitled "Option to Terminate the Lease" shall be deleted from the Lease in its entirety and shall no longer be of any force or effect and Tenant shall have no right to terminate the Lease;

           (g) Base Operating Expenses applicable to the 4th Amendment Space shall be actual Operating Expenses for the 1994 Operating Year (Base Operating Expenses as they apply to the balance of the Premises shall not be affected;

           (h) Base Taxes allocable to the 4th Amendment Space shall be Taxes allocable to the Fiscal Fax Year ending June 30, 1994;

           (i) Tenant shall commence paying the Tenant's Electrical Charge in the amounts, time and manner required by paragraph 3 of this Fourth Amendment.

        2. Expansion Space Improvements. Annexed to this Fourth Amendment as Exhibit B is a description of certain plans and specifications describing improvements to be made by Landlord at its sole cost and expense in the 4th Amendment Space, all as contemplated by the matters described in Exhibit B. Landlord and Tenant each hereby approve the matters described in Exhibit B to this Fourth Amendment.
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        Upon execution and delivery of this Fourth Amendment by both Landlord and Tenant, Landlord shall commence to perform the work and improvements described in Exhibit B to this Fourth Amendment using building standard materials and work ("Landlord's Work"). Tenant hereby acknowledges and agrees that Landlord shall commence to perform Landlord's Work upon execution and delivery of this Amendment and Tenant hereby grants Landlord the right of access to, upon, over and through the Premises in order for Landlord to perform Landlord's Work.

        Tenant hereby acknowledges that it has inspected the 4th Amendment Space and the common areas of the Building and, except for the Landlord's Work, has found the same to be satisfactory. The Landlord's Work shall be deemed approved by Tenant when Tenant commences occupancy of the 4th Amendment Space for the Permitted Use, except for items which are then not completed or do not conform to the plans and specifications described in Exhibit B to this Fourth Amendment and as to which Tenant shall have given Landlord written notice prior to the date which is 30 days after the date of such entry by Tenant.

        As used in this Fourth Amendment, the term "4th Amendment Space Commencement Date" shall mean that date upon which Landlord's Work has been substantially completed as determined by Landlord and designated in a written notice to Tenant from Landlord. Tenant agrees to execute a writing setting forth the 4th Amendment Space Commencement Date upon the written request of Landlord.

        3. Tenant's Electrical Charge. Beginning on the 4th Amendment Space Commencement Date, in addition to payments of Basic Rent (as such payments have been increased and adjusted by the provisions of the Fourth Amendment) Tenant shall pay Landlord the Tenant's Electrical Charge (as said term is hereafter defined). Tenant's Electrical Charge shall be payable in advance on the first day of every calendar month (prorated for any partial calendar month in which the 4th Amendment Space Commencement Date shall fall) in equal monthly installments of $548.75 per month. Tenant's Electrical Charge shall be payable as additional rent under the Lease and shall be in addition to and without limitation of Landlord's rights to recapture costs and expenses incurred by Landlord for electricity used and consumed throughout the Property (including the Premises) but such amounts, to the extent actually paid by Tenant, shall be taken into consideration when determining Operating Expense increases attributable to electrical consumption on the Property. Landlord shall have the same rights and remedies (including, without limitation, late charges, interest charges payable upon failure to timely pay and all rights and remedies reserved under Article XIII of the Lease at law or in equity) against Tenant for failure to pay Tenant's Electrical Charge when due as Landlord has against Tenant for failure to pay Basic Rent when due.

        The Tenant's Electrical Charge is intended to reimburse Landlord for electricity used and consumed in the 4th Amendment Space. If Landlord determines, from time to time, that the cost to Landlord of electricity allocable to Tenant's use, demand and/or consumption of electricity in the 4th Amendment Space (or Tenant's future use, demand and/or consumption of electricity in the 4th Amendment Space as reasonably projected by
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Landlord) exceeds, or is projected by Landlord to exceed, the Tenant's
Electrical Charge (any such use, demand or consumption of electricity by Tenant being hereinafter referred to as "Excess Electricity Use"), Landlord may, at its option, give written notice thereof to Tenant (any such notice being hereinafter referred to as an "Excess Electricity Notice") which notice shall specify the amount by which Landlord estimates that Landlord's cost of such Excess Electricity Use exceeds the Tenant's Electrical Charge (any such excess cost being hereinafter referred to as an "Excess Electricity Use Charge"). The Excess Electricity Use Charges specified in such Excess Electricity Use Notice shall be due and payable as additional rent as hereinafter provided. Excess Electricity Use Charges allocable to any period after the date of giving an Excess Electricity Notice shall be due and payable as additional rent monthly in advance in equal monthly installments for the balance of the Term of this Lease on the first day of each calendar month during the Term of this Lease with the first such installment being due and payable on the first day of the first full calendar month following the date of giving any such Excess Electricity Notice. Landlord will determine Excess Electricity Use at Landlord's option, as follows:
(i) by installing submeter(s) and/or check meter(s) and related wiring and equipment in the Premises, at Landlord's expense, and/or (ii) by estimating Excess Electricity Use in the 4th Amendment Space, such estimates to be prepared by an independent electrical engineer engaged by Landlord and/or (iii) by any other reasonably reliable method selected by Landlord to estimate and/or calculate Excess Electricity Use and/or (iv) by installing, at Landlord's expense, a separate electrical meter to measure actual usage (and thereupon, Tenant shall be responsible for obtaining electrical service directly from such utility and paying charges for such services as indicated by such meter). Excess Electricity Use Charges shall be established by Landlord based upon Excess Electricity Use established as aforesaid and based upon Landlord's estimate of the additional cost of such electricity to Landlord over and above the Tenant's Electrical Charge and any then existing Excess Electricity Use Charges in effect. Payments due Landlord from Tenant under the terms of this Section shall be deemed to be included within the term "Escalation Charges". Landlord shall have the right, at any time, during the Term of this Lease and as often as it may elect, to determine whether Tenant is incurring Excess Electricity Use and to assess Excess Electricity Use Charges as aforesaid. Once established, and so long as they remain in effect (i.e. until further notice of a modified Excess Electricity Use Charge from Landlord) Excess Electricity Use Charges shall be unaffected by the actual extent of use of such service by Tenant and shall be included under this Lease as additional rent.

        4. Brokerage. Tenant hereby warrants and represents to Landlord that Tenant has dealt with no Broker in connection with the consummation of this Fourth Amendment other than Leggat McCall Properties Management, Inc. and in the event of any brokerage claims against Landlord predicated upon prior dealings with the Tenant, Tenant agrees to defend same and to indemnify Landlord against any such claims except that Landlord shall be obligated to pay any brokerage commissions payable to Leggat McCall Properties Management, Inc. pursuant to separate arrangements with Leggat McCall Properties Management, Inc.

        5. Except as modified herein, all of the terms, covenants, provisions and conditions contained in the Lease remain in full force and effect and are hereby ratified and affirmed.
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        WITNESS our hands and seals on the day and year first above written.


                                   LANDLORD: WRC Properties, Inc.



                                    By: /s/ Richard Usas
                                       ------------------------------
                                    Its: Director


                                    TENANT:

                                    MediQual Systems, Inc.

                                    By: /s/ William C. Price
                                       ------------------------------
                                    Its: Chief Financial Officer
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                                   EXHIBIT B


Plans and Specifications prepared by D.W. Arthur Associates, Architects dated 9/10/93 as follows:

                         Cover Sheet/Permit Set
                         A1, A2, A3, A4

 Also drawings prepared by Shepard Associates as follows:

                         E1, E2